Exhibit 10.17

VAST 2 Heliostat Collaboration (CSP
Technology Collaboration Agreement)

VSQ-PM-SOW-VS-007

Version	Description	Date	Author	Reviewed	Approved
A	Document created		B Leslie	K Drewes	C Wood

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This document is Confidential and shall not be distributed outside Vast Solar and sbps.

Contents

1	PARTIES	3

2	RECITALS AND BACKGROUND	3

3	AGREEMENT	5

4	INTERPRETATION	7

5	EXECUTION OF SERVICES	8

6	RESPONSIBILITIES	12

7	WARRANTIES, GUARANTEES, INDEMNITY AND INSURANCE	13

8	REMUNERATION AND PAYMENT	14

9	CONFIDENTIALITY	15

10	INTELLECTUAL PROPERTY PROVISIONS	17

11	TERMINATION OF AGREEMENT	17

12	MISCELLANEOUS	18

Appendix A (Scope of Services and Technical details)	22

Appendix B (Project time schedule and budget)	24

Appendix C (Remuneration)	29

Appendix D (Non-Disclosure Agreement)	31

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This document is Confidential and shall not be distributed outside Vast Solar and sbps.

1	PARTIES

This Agreement is entered into by and between:

1.1	Vast Solar Pty Ltd ABN 37 136 258 574, of [***] (hereinafter as “VS”)

and

1.2	schlaich bergermann partner, sbp sonne gmbh, a company incorporated and existing under the laws of Germany, registration number HRB 731490 and, having its principal place of business at [***] (hereinafter as “sbps”).

2	RECITALS AND BACKGROUND

A.	The following describes a collaboration between sbps and VS on the development of a new small facet heliostat of approximately 6.4 sqm (Vast 2) (hereinafter as ‘the Collaboration’). The new heliostat is to be based on the current 3.6 sqm VS heliostat (Vast 1), incorporating any Improvements.

B.	The goal for the Collaboration is to develop a small heliostat solution to support VS and sbps collectively and separately in offering engineering and construction solutions for heliostat solar fields for electricity generation and process heat both inside Australia and in the broader global market.

C.	VS will contribute Background Technology to the Collaboration from its development and operation of the Jemalong plant.

D.	Sbps will contribute Background Technology, and bring ideas, engineering know-how, techno-economic design experience and market know-how from their past 30 years industry involvement.

E.	The parties signed a Heliostat IP Agreement Binding Term Sheet dated 21 December 2018 under which the parties agreed a process for the management of Intellectual Property Rights in relation to the Collaboration.

F.	VS will contract sbps to develop and coordinate the technology development process of the Vast 2 heliostats. Sbps will provide engineering management of the heliostat design process and will be paid at an agreed hourly rate for all engineering work in accordance with this Agreement.

G.	VS and sbps will jointly select manufacturing and materials suppliers but all contracts for supply will be placed directly by VS during the development of the technology.

H.	The parties signed a Heliostat Manufacturing and Supply Agreement Binding Term Sheet dated 21 December 2018 under which the parties have agreed a process for the development and commercialization of the Vast 2 project.

I.	From 2009-2014 VS developed the Vast 1 heliostat and constructed five solar arrays of 699 heliostats each, totaling nearly 3,500 units at Jemalong. While achieving a very low cost, the Vast 1 field displayed several critical technical problems.

J.	VS is currently designing a 30MW plant with 10 hours storage, which it expects to install in Australia within 2-3 years. In selecting the heliostat for this plant, an upgraded version of the Vast 1 heliostat would be desirable for a range of stakeholder, political and commercial reasons, provided it is competitive in terms of cost and quality.

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K.	In 2017 VS engaged sbps to assess the adequacy of Vast 1 for VS future plans, and the concluding report identified that:

1.	The foundation was inadequate, resulting in significant tracking errors under wind loads;

2.	The rotary drive was acceptable in terms of tracking error (though only one drive was checked); and

3.	The mirror facet was inadequate in most respects including slope error and reflectance

L.	sbps concluded in its report that an upgraded version of the Vast 1 design applying state of the art design rules may achieve acceptable performance for VS.

M.	The parties also recognize that moving from the rotary gear box of Vast 1 to a solution using linear drives may provide an advantage in performance and/or cost, and that this option should also be investigated as part of the Collaboration.

N.	Consequently, it is proposed to proceed in parallel with a design incorporating an upgraded version of the Vast 1 rotary gearbox (Vast 2A), and a design using linear drives (Vast 2B).

O.	Subject to the engineering assessments and manufacturing costs for these designs, VS will manufacture prototypes of at least one of and probably both designs for testing at the Jemalong facility.

P.	Concurrently with the preliminary design of Vast 2, sbps has been contracted to complete a Technical Study of the modular VS field layouts, comparing Vast 2 and Stellio as alternative heliostat designs. The Technical Study is targeted at confirming the optimal field layouts, heliostat numbers and expected efficiency of the two heliostat options.

Q.	After considering the results from field testing, the Technical Study, and all other information available, one of the two designs will be selected, and proceed to full commercial design (the Developed Technology).

R.	It is noted that Stellio remains an option for the 30 MW plant, although VS and sbps believe the shorter towers and smaller receivers employed in VS arrays may favour a smaller facet.

S.	VS has set the following criteria for the Vast 2 development.

1.	Total plant size to be 30 MW, storage of 10 hours at full capacity;

2.	Solar field will comprise multiple arrays with a tower for each array and a billboard receiver;

3.	The 30 MW plant is currently planned to be built within 50 km of Charleville, Queensland, Australia;

4.	Heat transfer fluid in the receivers will be molten sodium with a target receiver outlet temperature of 585°C;

5.	The proposed facet size for Vast 2 will be 6.4sqm, expected to comprise 3.2m wide x 2.0m high;

6.	The tower height will be 50m with expected receiver height at ~48m to the centre of the receiver;

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7.	The billboard receiver size will be 3.7m x 3.7m; (It is noted that the technical study by sbps may cause a revision of the receiver size)

8.	Wind load and DNI data to be used for Charleville, Queensland, Australia and defined by statistical analysis (not relevant codes);

9.	Basis Loading Code to be Australian (to be governed by statistical analysis), Design code EC; and

10.	Necessary building authority approvals by VS (technical support by sbps).

3	AGREEMENT

3.1	The development will be defined into stages. Decision gates are to be set at the end of each stage, where VS and sbps would jointly evaluate periodical results. The final decision will be made based on mutual consent regarding whether to continue with the Project. If one party (the First Party) does not wish to continue the Collaboration and notifies the other party in writing, the other party (the Second Party) may complete the Project without the other, with the split of any License Fee adjusted in accordance with the terms of the Heliostat IP Agreement Binding Term Sheet and any Long Form IP Agreement which replaces the terms of the Heliostat IP Agreement Binding Term Sheet.

3.2	Before commencing each stage, sbps and VS will agree on the scope for the stage in the form of an SOW. sbps will provide a Euro-denominated Stage Estimate of the total investment required for sbps’s Services for the stage and nominate a not-to-be-exceeded upper limit (Stage Limit) for the stage, sbps and VS will also estimate the other non-sbps manufacturing and service expenses for each stage before commencement of the stage.

3.3	The following words/expressions shall have the meaning(s) respectively set out opposite them, unless it appears otherwise from the context of the Agreement:

1)	“Affiliate” means with respect to a Party, any corporate entity with legal personality that controls, is controlled by, or is under common control with such Party. An entity shall be regarded as being in control of another entity if it owns, directly or indirectly, or is entitled to exercise, directly or indirectly, the votes attaching to at least 50% (fifty percent) of the equity share capital of the other entity, or if it possesses, directly or indirectly, the power to determine the composition of the majority of the board of directors of the other entity;

2)	“Heliostat Collaboration Agreement” means this agreement entered into by and between the Parties for the performance and completion of the joint developed Project, together with:

-	Appendix A (Scope of Work and Technical Details);

-	Appendix B (Project time schedule and budget);

-	Appendix C (Remuneration);

-	Appendix D (Non-Disclosure Agreement)

3)	“Approve”, “Approved” or “Approval” means the prior written approval by corresponding party, such Approval being issued by each Project Coordinator;

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4)	“Background Technology” means, with respect to a Party, all proprietary technology and Intellectual Property, including all associated Intellectual Property Rights, that vested in either Party before the Commencement Date of this contract.

5)	“Background IP” has the same meaning as that term is defined in the Heliostat IP Agreement Binding Term Sheet dated 21 December 2018 or such Long Form IP Agreement which may replace the Heliostat IP Agreement Binding Term Sheet.

6)	“Change Order” means any document issued by VS and signed by both Parties referencing the Agreement and specifying an addition, modification or variation to the scope of the Services, Contract Program and/or Remuneration, using any form VS may provide and, labelled as a change order;

7)	“Collaboration Field” means the scope of services related to conceptual and design works for development, evaluation and advancing of heliostat designs and technology;

8)	“Commencement Date” means 21 January 2019;

9)	“Completion Date” means the date that sbps must complete the Services in terms of the Contract Program under the condition of satisfied interaction between sbps and VS and VS is sufficiently support and delivery all necessary info to sbps

10)	“Confidential Information” means any information, in tangible or intangible form, embodied in data, technical knowledge, specifications, materials and/or other communications (a) disclosed or provided by the Disclosing Party to the Receiving Party; or, (b) that may be learned, acquired or derived by the Receiving Party during any examination of the said information or during any negotiation or discussions concerning the Project, which shall be treated as if it were information disclosed by the Disclosing Party;

11)	“Contract Program” means an agreed contract program for the provision of the Services set out in an SOW;

12)	“Coordinator” means the individual appointed by a Party (Coordinators);

13)	“CSP” means concentrated solar power;

14)	“Defective Service” means any part of the Services (including the Services) that does not comply with Good Industry Practice;

15)	“Deliverables” means all the reports, analyses, documents, designs, drawings, solutions, specifications and data required by and produced during activities listed in Appendix A;

16)	“Developed Product” means Vast 2 and any subsequent Improvements to Vast 2 technology which shares a similar nature of the built prototype and described in the Appendix I thereafter;

17)	“Disclosing Party” means the Party disclosing Confidential Information in terms of clause 9.1 (Requirements for disclosure);

18)	“Good Industry Practice” means the exercise of due care, skill and diligence in accordance with the standard of care normally exercised by professionals of international standing, providing similar services under similar circumstances;

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19)	“Foreground Technology” means any Intellectual Property and Deliverables created or developed under this Agreement and falling within the Collaboration Field;

20)	“Improvement” has the same meaning as that term is defined in the Heliostat IP Agreement Binding Term Sheet dated 31 January 2019 or such Long Form IP Agreement which may replace the Heliostat IP Agreement Binding Term Sheet;

21)	“Intellectual Property” means trademarks, service marks, trade names, logos, get-up, patents, inventions (including any Improvements and developments), utility models, registered and unregistered design rights, copyrights, know-how, business methods, policies, strategies, software, database rights as well as any trade secrets and Confidential Information relating to the Project;

22)	“Intellectual Property Rights” has the same meaning as that term is defined in the Heliostat IP Agreement Binding Term Sheet dated 31 January 2019 or such Long Form IP Agreement which may replace the Heliostat IP Agreement Binding Term Sheet;

23)	“Licence Fee” has the same meaning as that term is defined in the Heliostat IP Agreement Binding Term Sheet dated 31 January 2019 or such Long Form IP Agreement which may replace the Heliostat IP Agreement Binding Term Sheet;

24)	“Project” means the undertaking by both parties under this Agreement;

25)	“Project time schedule” means the schedule in terms whereof sbps will perform and complete the Services in accordance with the Project and specified in Appendix B;

26)	“Receiving Party” means the Party receiving Confidential Information in terms of clause 9.3 (Obligations);

27)	“Remuneration” means the money that VS shall pay sbps for performing and completing the Services in accordance with the terms of the Agreement as stipulated in clause 8.1 (Remuneration);

28)	“Representative” means employees, officers and directors of either of the Parties;

29)	“Services” means those consulting and associated services and / or work as stipulated in Appendix A and including the Deliverables, as required by VS and agreed to between the Parties, to be rendered and performed by sbps, in terms of the Agreement;

30)	“SOW” means a statement of scope of work agreed under this Agreement;

31)	“Technical documentations” shall mean all the necessary documents to design the Project and all the verification documents that both parties will use in designing the Project.

32)	“Third Party” means any individual or legal entity which is neither a Party nor one of its Affiliates.

4	INTERPRETATION

4.1	The clause headings and captions are provided for convenience only and no regard shall be had thereto in the interpretation of the Agreement.

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4.2	Unless the context indicates otherwise, reference to one gender shall include the other gender, use of the singular shall include the plural and vice versa, and reference to persons or third parties shall include natural as well as legal persons and associations, whether incorporated or otherwise.

4.3	If any provision in a definition clause is a substantive provision conferring any right or imposing any obligation on any Party, then, notwithstanding that it is only in the definition clause, effect shall be given to it as if it were a substantive provision in the Agreement.

4.4	When any number of days is prescribed, such number shall exclude the first and include the last day, unless the last day falls on a Saturday, Sunday or Public Holiday in Australia and/or Germany, in which case the last day shall be the next succeeding day which is not a Saturday, Sunday or Public Holiday in Australia and/or Germany.

4.5	The Project language shall be English.

4.6	Warranties and guarantees as stipulated in clauses 7.1 and 7.2 are given by sbps and are material and essential terms of and go to the root of the Agreement.

4.7	In the event that there is a discrepancy amongst the provisions of the Agreement and its Appendices, the order of precedence shall be as follows:

4.7.1	the terms of the Agreement (clauses 1-12);

4.7.2	Appendix A (Scope of Services and Technical details);

4.7.3	Appendix B (Project time schedule and budget);

4.7.4	Appendix C (Remuneration);

4.7.5	Appendix D (Non-Disclosure Agreement)

5	EXECUTION OF SERVICES

5.1	Agreement and Duration

sbps shall perform the Services to VS in terms of the Agreement from the Commencement Date and shall complete the Services on the Completion Date, unless terminated earlier in accordance with the other provisions of the Agreement.

5.2	Scope of Services

5.2.1	Both parties shall perform and complete the services and work in accordance with Appendix A (Scope of the Services).

5.2.2	The Services of this contract will include tasks I. to V:

I.	Scoping-in progress

II.	Stage 1-Preliminary Design of rotary (Vast 2A) and linear drive (Vast 2B) solutions to allow prototype manufacture and costing. Heliostat mirror support structures to be considered will include but not necessarily be limited to consideration of welded, clinched and deep drawn stamped parts.

III.	Stage 2-Wind tunnel testing, prototype testing at Jemalong, site testing at Charleville

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IV.	Stage 3-Detailed Design of preferred Vast 2 solution

V.	Stage 4-Commercial Design for manufacture, including jigs for manufacture and manufacturing line and process specification

In the following stage descriptions, review points are shown in bold. It is noted that the Technical Study being conducted by sbps and already commissioned is a separate stage but concurrent with Stage 1.

5.2.3	The agreed objectives of the Project will be to carry out various conceptual designs and works for the development, evaluation and advancing of heliostat concepts, utilizing the local supply chain and resource in Australia while consistent with the development goals and directions of VS.

5.2.4	For the Project, the Parties shall perform the Services and be responsible for the different tasks of the Project as described more fully in Appendix A hereto.

5.2.5	Each Party shall assist the other Party wherever possible in the implementation of the tasks described in Appendix A. Many of the tasks can only be delivered successfully if both Parties fulfil the requirements and closely work together and both follow strictly the program provided in Appendix B.

5.3	Project time schedule

5.3.1	sbps shall prior to the Commencement Date submit a Project time schedule to VS for performing and completing the Services, indicating the milestones, individual activities, key activities, Deliverables and Completion Date necessary to complete the Services in accordance with Appendix A and other appendixes which will be offered in later stages, provided that VS must first Approve the Project time schedule.

5.3.2	sbps shall commence with and perform the Services within and in accordance with the Approved Project time schedule and Completion Date. Such Project time schedule shall reflect all details required by both Parties for the performance of the Services.

5.3.3	Acceptance of the Services by VS will occur in stages and inspection of the Services by VS within provided maximum time period of 2 weeks-provided all Defective Services have been rectified and corrected by sbps at its cost according to described quality criteria.

5.3.4	A preliminary time line will be developed based on the meeting held on 28-30 November 2018 with the relevant fixed date subject to change based on real Project progress.

5.4	Discrepancies

5.4.1	VS shall furnish sbps with information and documentation available to VS which relate to the Services to be performed by sbps in terms of the Agreement. Whenever necessary VS shall provide supplemental or additional data to sbps upon sbps’s request.

5.4.2	sbps shall, in the event of any ambiguity or discrepancy in the Agreement, Appendices and / or documents / drawings / data / specifications, contact VS immediately for clarification from VS before proceeding to execute the Services.

5.4.3	Discrepancies will affect the time schedule.

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5.5	SOW Changes

Any addition, modification or change to a scope of the work requested by VS or sbps that is likely to have an impact on the number of hours to be worked by sbps and/or the Remuneration shall be processed as follows:

5.5.1	In the case of a request by VS, VS shall submit a Change Order request to sbps. sbps shall evaluate each request and submit an appropriate written response within five (5) working days following sbps’s receipt of the request.

5.5.2	In the case of a request by sbps, it shall submit its Change Order request in writing to VS. VS shall notify sbps, in writing, within five (5) working days after receipt of the Change Order request, whether VS agrees for sbps to implement the changes at the cost stated in the Change Order request.

5.5.3	If approved, the Change Order request, whether submitted by VS or sbps, will be formalized in a Change Order signed by both Parties. Any effect on milestones, schedule, number of hours or implementation charges will be adjusted in accordance with Appendix C (Remuneration). The completed Change Order, when signed by both Parties, shall become part of this Agreement. If the change of scope goes beyond the main scope (development of a Vast 2 heliostat) sbps would request a separate contract which may or may not be discounted.

5.5.4	The initiation of Services by sbps on a change requested by VS, without execution of an accepted Change Order, shall not affect sbps’s right to claim additional costs and reasonable fees or its right to adjust milestones or Project schedules. The Parties agree that they shall work in good faith to adjust payments, milestones and Project schedules as reasonably necessary to account for the changes caused by the requested change. Sbps shall be entitled to refuse to make requested changes until a Change Order has been executed by both Parties,or suspend Services on a requested change until such a Change Order is executed by both Parties.

5.5.5	If one Party’s response is not satisfactory to the other Party, senior representatives of each Party’s management team will meet to resolve the unsatisfactory elements of the response or modify the requested change. If the Parties are unable to agree, the requested change will not become part of the Services.

5.5.6	The rectification of Defective Services (clause 5.6), the suspension of the Services (clause 5.7) and the scope changes due to vis maior / casus fortuitus / force majeure, will not be regarded as “Scope of Services Changes” by VS (clause 5.5).

5.5.7	Notwithstanding anything else to the contrary contained in the Agreement, sbps shall not be entitled to additional Remuneration and / or additional time if the Change Order is the result of sbps’s (or its employees’, agents’, representatives’, suppliers’, sbps’ or sub-consultants’) default or of sbps’s breach of contract or of vis major / casus fortuitus / force majeure or if VS exercises its contractual / legal rights.

5.6	Inspection and Rejection

5.6.1	VS shall have the right to inspect the Services at any time and to reject Defective Services.

5.6.2	In the event that VS rejects the Defective Services sbps shall re-perform the Services at sbps’s own risk and expense as stipulated in clause 7.2;

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5.6.3	VS’s inspection of the Services, shall in no way release sbps from its obligations, indemnities and warranties given in terms of the Agreement.

5.6.4	In the event sbps disagrees on VS’s assessment in terms of clause 5.6.1 above, sbps may, appoint an independent third party at equally shared cost to provide the Parties with a finding on the Defective Services. Should the Parties fail to agree on the finding made by the independent third party, the matter will be referred to dispute resolution in terms of clause 12.2.

5.7	Suspension of Services by VS

5.7.1	VS shall be entitled to issue written instructions to sbps to suspend the Services for a period as specified by VS, provided that if compliance with any such instruction shall affect the Remuneration or the Completion Date, sbps shall give written notice to VS within twenty (20) days of the date of such instruction, stating the consequence or likely consequence thereof on the Remuneration and the Completion Date. If no such notice is received by VS from sbps, sbps shall thereafter not be entitled to claim any compensation for increased costs or otherwise that may subsequently be incurred by sbps due to such suspension. Should such notice be received by VS within the said period, the Parties shall either amend the Agreement in terms of clause 12.9 (Variations) if necessary, or VS shall within twenty (20) days after receipt of such notice from sbps, withdraw the instruction to suspend the Services.

5.7.2	Upon receiving VS’s written notice of suspension, sbps shall promptly suspend (as the case may be) any further part of the Services to the extent specified by VS, and during the period of such suspension sbps shall properly maintain, care for and protect the Services and materials, supplies sbps has on hand to execute the Agreement, sbps shall use its best efforts in such a manner to mitigate costs associated with the suspension.

5.7.3	Notwithstanding clause 5.7.1, sbps shall not be entitled to any additional compensation for increased costs or extension of time due to the suspension of the Services by VS, if such suspension was caused directly or indirectly by Defective Services or by sbps being in default or in breach of contract-or if VS exercises its rights in terms of the Agreement.

5.8	Completion

When sbps considers that the Services have been completed in terms of the Agreement and the Contract Program, it shall give a notice of completion to VS.

5.9	Original Documents

At the conclusion of the Services, or from time to time as may be determined both parties will share documentation freely.

5.10	Coordinators

5.10.1	The Parties shall each appoint one or more Coordinators, in written notice to the other Party within two (2) weeks as of the Commencement Date, to facilitate communications and performance under the Agreement. Each Party may treat an act of the Coordinator of the other Party as being authorized by such other Party without inquiring behind such act or ascertaining whether such Coordinator/s, had authority to so act.

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5.10.2	Each Party shall have the right at any time and from time to time to replace its Coordinator by giving notice in writing to the other Party setting forth the name of (a) the Coordinator, to be replaced and (b) the replacement, and certifying that the replacement Coordinator is authorized to act for the Party giving notice in all matters relating to the Agreement.

6	RESPONSIBILITIES

6.1	Safety, Health and Environment

Without derogating from other provisions of the Agreement, sbps shall at its cost:

6.1.1	Comply/ensure strictest adherence to/act in accordance with and implement the provisions of any safety, health and environmental performance requirements and standards defined by VS prior to execution of the works; and

6.1.2	undertake prompt corrective actions to address and rectify any non-compliance with the predefined obligation or requirements under clause 6.1.1.

6.2	Liens

sbps shall not have and waives all liens and rights of retention and possession to the Deliverables, the Services, materials and all documentation / drawings relating thereto, sbps shall also ensure that no Third Party has (and waives) any liens and rights of retention and possession of the Deliverables, the Services, materials and all documents/drawings relating thereto.

6.3	Disputes with Third Parties

6.3.1	Should any Third Party or statutory authority lodge a claim against VS or sbps regarding the Services, sbps shall advise VS immediately thereof.

6.3.2	Without committing VS or accepting any liability on behalf of VS, sbps shall forthwith obtain full particulars of such claim and forward same to VS.

6.3.3	VS will advise sbps how to deal with such claim in accordance with VS’s mandate or that VS will deal with such claim itself.

6.3.4	In the event that VS decides to deal with the claim as contemplated in clause 6.3.3, sbps shall render to VS all the necessary assistance.

6.4	Independent Contractor

6.4.1	In complying with the Agreement, including performing and completing the Services, sbps shall be an independent contractor responsible for the Services, with the authority to control and direct its performance in terms of the Agreement without prejudice to VS’s right to give instructions and to monitor and inspect such compliance and performance.

6.4.2	The presence of and the monitoring, inspection and the giving of instructions by VS or the VS Coordinator shall not in any way relieve or excuse sbps from its obligations and responsibilities as an independent contractor in terms of the Agreement.

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6.5	Business Ethics

Both Parties undertake to act only on the basis of utmost good faith and trust between them and with the highest regard to business ethics during the conclusion, in the execution and in the performance of any of their obligations in terms of the Agreement. Should any party, its officers, employees, contractors, agents, representatives or sub-contractors commit any act contrary to the aforegoing and such act compromise, purports to, or may compromise such relationship, or which is contrary to the other party commercial ethics with which both parties declares themselves to be fully familiar with, then VS shall be entitled, notwithstanding any other provision to the Agreement, to terminate the Agreement with immediate effect.

7	WARRANTIES, GUARANTEES, INDEMNITY AND INSURANCE

7.1	Warranties

7.1.1	sbps warrants:

7.1.1.1	that it has and will acquire at its cost all the necessary equipment, tools, facilities, licenses, permits, infrastructure, means, services, resources and staff to perform the Services to the satisfaction of VS in general terms of the Agreement. Special tools and testing may require additional expenses that will be offered to VS.

7.1.1.2	that it has the experience, ability, expertise, competencies, skills and means to perform the Services in accordance with Good Industry Practice; and

7.1.1.3	that it shall perform the Services at all times in accordance with Good Industry Practice;

7.1.1.4	to immediately notify VS of any conflicts of interest which it may have between its obligations and duties in terms of the Agreement and its obligations and duties to any Third Parties and / or clients; and

7.2	Engineering Guarantee

sbps guarantees that it will perform the Services in accordance with Good Industry Practice. In the event that sbps fails and / or neglects to perform the Services in accordance with this guarantee, sbps shall re-perform the Services within a period agreed between the Parties at sbps’s own cost and expense, any Services that fail to comply with the guarantee if VS gives notices of such failure within one (1) month of performance of such Services.

7.3	Indemnities

7.3.1	In this clause 7.3:

7.3.1.1	reference to “VS” shall mean VS (including its directors, officers and employees) and the provisions of this clause 7.3 shall be for the benefit of VS and each such director, employee, and officer, and shall be enforceable by each such director, employee, and officer in addition to VS;

7.3.1.2	reference to “sbps” shall mean sbps including its employees, agents, sub-contractors and Representatives.

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7.3.1.3	sbps indemnifies VS and holds VS harmless against all liabilities, costs, expenses, damages, compensation and direct losses (excluding indirect or consequential losses, loss of profit, loss of reputation and all interest, penalties and legal and attorneys’ fees as between attorney and client suffered or incurred by VS) as caused by sbps to VS; and/or arising out of or in connection with:

7.3.1.3.1	the performance of the Services by sbps;

7.3.1.3.2	the death, or personal injury of any person arising out of or in connection with the performance, the damage to or loss of or destruction of any property arising out of or in connection with the performance of the Services by sbps;

7.3.1.3.3	safety related claims that are confirmed by both parties and made against VS by a third party arising directly out of the Services by sbps and caused by sbps gross negligence;

7.3.1.3.4	performance related claims that are related to sbps conceptual design and made against VS by a third party or by VS itself are indemnified by VS.

7.3.2	This indemnity shall not cover VS to the extent that a claim results solely from VS’s works.

7.3.3	Nothing in this clause 7.3 (Indemnities) shall restrict or limit VS’s general obligation at law to mitigate a loss which it may incur as a result of a matter giving rise to a claim.

7.4	Insurance

sbps shall procure and maintain (at its cost) for the duration of the Agreement, comprehensive insurance to cover such warranties, guarantees, liabilities and responsibilities.

8	REMUNERATION AND PAYMENT

8.1	Remuneration

On the conditions herein and for the remuneration set out herein, sbps offers a 30% discount on the remuneration for the services performed by sbps on the budgetary plan agreed by sbps and VS, for each stage as its financial contribution to the overall Project investment.

In consideration of the performance of Services by sbps on each stage, sbps will invoice VS based on the actual work and cost occurred on sbps side for the stage as follows:

•	20% of the Stage Estimate upon VS placing an order for the Stage with sbps

•	Monthly invoices for actual work and cost incurred by sbps at agreed discounted rates, accompanied by a monthly progress report detailing work completed, details of how work is progressing relative to the original schedule for the Stage and advanced warning of any cost, quality, timing or completion risks where relevant. Invoicing not to exceed Stage Estimate without explanation to VS of reasons for overrun and VS acknowledging acceptance of the overrun in writing

•	Invoicing not to exceed the Stage Limit.

Where progress is required on aspects of a later stage before completion of the previous stage, or where any other item not covered in the stage scope is required, estimation of the item costs by sbps and written approval by VS accepting the expenditure will be required in each case.

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It is noted here that all amounts are net and exclude any taxes outside of Germany, of which all taxes inside of Germany will be paid by sbps and all taxes outside of Germany will be paid by VS.

8.2	Invoicing

8.2.1	sbps’s tax invoices shall reflect full details of the Services performed and shall include the information reasonably requested by VS from time to time.

8.2.2	Subject to the provisions of the Agreement, payment shall be made to sbps thirty (30) days after receipt of sbps’s original approved tax invoice pursuant to clauses 8.2.1 and 8.2.2. All substantiating documents must be attached to the tax invoices.

8.2.3	sbps shall ensure that VS has the correct banking information in order to make an electronic transfer, sbps assumes the entire risk of incorrect bank transfers arising from changes in sbps’s banking information.

8.2.4	Bank charges in respect of electronic transfers levied by sbps’s bank shall be for sbps’s account. Bank charges in respect of electronic transfers levied by VS’s bank shall be for VS’s account.

8.2.5	In the event of where goods or services are required for the Project by third parties, orders will be placed direct by VS. If it is agreed for sbps to place orders for goods or services required for this Project with third parties, sbps should pass these expenses on to VS with verifying paper work at cost. VS will pay any currency exchange charges at cost.

9	CONFIDENTIALITY

9.1	Requirements for Disclosure

For the purpose of this Agreement it may be necessary for one or both Parties to disclose (“Disclosing Party”) to the other Party (“Receiving Party”), Confidential Information. The Disclosing Party will disclose such Confidential Information under the conditions stated in this clause 9 (Confidentiality), which are understood to be acceptable to the Receiving Party.

9.2	Identification

To the extent practical, Confidential Information shall be disclosed in documentary or tangible form marked “Confidential” or with some other similar legend signifying the confidential nature of the disclosure, but the failure to do so shall not nullify the proprietary or confidential nature of the disclosure. In the case of disclosures in non-documentary form made orally or by visual inspection, the Disclosing Party shall have the right, or if requested by the Receiving Party, the obligation, to confirm in writing the fact and general nature of each disclosure within a reasonable time after it is made.

9.3	Obligations

9.3.1	The Confidential Information shall be received and held in confidence by the Receiving Party.

9.3.2	The Receiving Party shall use the Confidential Information solely for the purpose of the Project.

9.3.3	The Receiving Party shall take such steps as may be reasonably necessary to prevent the disclosure of the Confidential Information to others using at least as great a degree of care as used to maintain the confidentiality of its own most confidential information of like nature, but in no event less than a reasonable degree of care.

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9.4	Disclosure and Access

9.4.1	The Receiving Party shall limit access to the Confidential Information to a limited number of its Representatives:

9.4.1.1.1	who are directly concerned in the Receiving Party’s appraisal of the Confidential Information or in any associated discussions;

9.4.1.1.2	whose knowledge of the Confidential Information is essential for such appraisal or discussions; and

9.4.1.1.3	who are under written obligation of sufficient scope to obligate them to maintain the confidentiality of confidential information of third parties in the Receiving Party’s possession.

9.4.2	The Receiving Party shall be responsible for any non-compliance by any Representative with the terms and conditions of this Agreement to the same extent the Receiving Party would have been responsible under applicable law for its own breach of the same obligations. For further definition refer to Appendix D.

9.5	Authorized Use

The Receiving Party shall not disclose or use the Confidential Information for purposes other than stated in clause 9.3.2 without first obtaining the written consent of the Disclosing Party.

9.6	Return

9.6.1	Subject to the Parties’ rights under clause 9 (Confidentiality), the ownership of the Confidential Information shall remain vested in the Disclosing Party, and the Disclosing Party may demand the return thereof at any time upon giving written notice to the Receiving Party. Within thirty (30) days of receipt of such notice, the Receiving Party shall return all of the Disclosing Party’s original Confidential Information and shall destroy all copies and reproductions (including in electronic form) in the Receiving Party’s possession and in the possession of the Receiving Party’s Representatives to whom the same was disclosed.

9.6.2	Notwithstanding sub-clause 9.8.1 the Receiving Party may retain one (1) copy of the Disclosing Party’s Confidential Information in the Receiving Party’s confidential legal files for the sole purpose of identifying and maintaining its obligations under the Agreement.

9.6.3	To the extent that the Disclosing Party has licensed the Receiving Party to use the Disclosing Party’s Confidential Information, clause 9.8.1 does not negate or supersede the Receiving Party’s rights under the license in question.

9.7	Duration

The restriction on use and the obligation for the Receiving Party to keep Confidential Information confidential as set forth in this clause 9 (Confidentiality) will survive the completion or termination of the Agreement.

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9.8	Foreground Technology, Background IP and Background Technology

The Parties agree that the terms of the Heliostat IP Agreement Binding Term Sheet and any Long Form IP Agreement which replaces the terms of the Heliostat IP Agreement Binding Term Sheet will apply in respect of the Foreground Technology, Background IP and Background Technology created and used in relation to the Project.

10	INTELLECTUAL PROPERTY PROVISIONS

10.1	Ownership of Intellectual Property

10.1.1	The Parties agree that the terms of the Heliostat IP Agreement Binding Term Sheet and any Long Form IP Agreement which may replaces the Heliostat IP Agreement Binding Term Sheet will apply in respect of the ownership of Intellectual Property used and developed under this agreement.

10.1.2	Nothing in this Agreement shall affect the ownership of a parties Background Technology or Background IP therein.

10.1.3	Any technology development in the Collaboration Field which is developed by a Party independently of Services under this Agreement shall not be subject to this Agreement.

10.2	Intellectual Property Warranties

The Parties have agreed that the IP Warranties and Undertakings in the Heliostat IP Agreement Binding Term Sheet and any Long Form IP Agreement apply to this agreement.

10.3	User-rights and License Fee

In recognition of the active involvement of both Parties in the creation of Intellectual Property the parties have agreed the terms of the Heliostat IP Agreement Binding Term Sheet and any Long Form IP Agreement which will apply in respect of user-rights and License Fees.

10.4	Assignment

The rights and obligations of each Party under this agreement cannot be assigned without the prior written consent of the other Party, not to be unreasonably withheld.

11	TERMINATION OF AGREEMENT

11.1	Termination

11.1.1	If either Party:

11.1.1.1	commits a breach of the terms and conditions of the Agreement and fails to remedy such a breach within thirty (30) days of receipt of a written notice from the other calling upon it to remedy the breach complained of, or

11.1.1.2	becomes insolvent or bankrupt or enters into any agreements with its creditors;

the other Party shall, without prejudice to any other rights it may have in law, be entitled to either cancel the Agreement or enforce its rights against the defaulting Party by way of specific performance and, may, in either case claim damages from the defaulting Party.

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11.2	Consequences of Completion or Termination

Upon completion or termination of this Agreement the Parties shall, immediately take all necessary steps to bring the Project to a close in a prompt and orderly manner and shall make every reasonable effort to keep expenditures for this purpose to a minimum.

11.3	Surviving Rights

The rights and obligations set forth in clauses 9 (Confidentiality); 10 (Intellectual Property Provisions); 8.1 (Remuneration); 10.2 (User-rights) and 12 (Law and Dispute Resolution) which have accrued prior to termination or completion, will remain in effect beyond the date of termination or completion of the Agreement for as long as such rights and obligations can be legally and/or contractually enforced.

11.3.1	Compensation due to sbps for Services performed and costs incurred in accordance with the scope of Services and the provisions of the Agreement to the satisfaction of VS up to the date of termination in terms of clause 11.1.1, shall be in accordance with the Agreement, and sbps shall be entitled to any damages, whether arising out of loss of profit or any other cause whatsoever, due to the termination of the Agreement by VS in terms of clause 11.1.1.

11.3.2	Termination or expiry of the Agreement shall not release either of the Parties from an obligation, indemnity or warranty which arose prior to termination or expiry but which is still due and / or will (in terms of the Agreement) continue beyond the termination or expiry of the Agreement. Termination or expiry of the Agreement shall not extinguish or terminate the rights of either Party that arose prior to such termination or expiry, subject to the other provisions of the Agreement.

12	MISCELLANEOUS

12.1	Applicable Law

The Agreement shall be governed, constituted and interpreted in accordance with the laws of the United Kingdom.

12.2	Dispute Resolution

12.2.1	If any dispute or difference shall arise between the Parties out of or in relation to or in connection with this Agreement or the interpretation thereof, or any breach thereof, or its termination, both while in force and after its termination, the Party claiming such dispute or difference, shall forthwith advise the other in writing thereof. Within fourteen (14) days of receipt of this notice, each Party shall nominate a senior member of its management to meet at any mutually agreed location, in the event that no agreement could be reached between the Parties, and negotiate in good faith in order to resolve such dispute or difference.

12.2.2	Should the Parties fail to resolve such dispute or difference within fourteen (14) days of the first meeting of the senior members or such longer period as the Parties may agree, each Party shall nominate an executive representative of its management to meet at any mutually agreed location, in the event of no agreement could be reached between the Parties, and negotiate in good faith in order to resolve such dispute or difference.

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12.2.3	Should the Parties fail to resolve such dispute or difference within fourteen (14) days of the first meeting of the executive representatives or such longer period as Parties may agree, either Party may refer such dispute or difference to arbitration, subject to the following terms:

12.2.3.1.	Any disputes, controversy or claim arising out of or in connection with this agreement, or any other non-contractual defined legal relationship without explicit express of arbitration terms, shall be settled by arbitration in accordance with the UNCITRAL Arbitration Rules,

(a)            The appointing authority shall be the Singapore International Arbitration Centre.

(b)            The number of arbitrators shall be three.

(c)            The place of arbitration shall be Singapore.

(d)            The language to be used in the arbitral proceedings shall be English.

12.2.3.2	The arbitration award shall be final and binding on both Parties. Both Parties shall fulfil its terms accordingly.

12.2.3.3	In the course of arbitration, both Parties shall continue fulfilling their obligations in terms of the Agreement except the parts under arbitration.

12.2.4	These provisions shall not prevent either Party to approach any court or other judicial forum in any country having appropriate jurisdiction to obtain timely injunctive or other relief in cases of urgency. The conducted jurisdiction shall be in English language.

12.3	Notices

12.3.1	The Parties choose the following addresses for purposes of giving any legal notice and serving any legal process:

Attention: Chief Executive Officer and Company Secretary

sbps: schlaich bergermann partner, sbp sonne GmbH, Schwabstraße 43, 70197 Stuttgart, Germany

Attention: Managing Director

12.3.2	Any notice given by a Party to the other Party which:

12.3.2.1	is transmitted by facsimile to the addressee at the addressee’s facsimile number shall be presumed, until the contrary is proved by the addressee, to have been received by the addressee one (1) business day after the date of transmission; or

12.3.2.2	is delivered by hand during the normal business hours of the addressee at the addressee’s domicilium for the time being shall be presumed, until the contrary is proved by the addressee, to have been received by the addressee at the time of delivery; or

12.3.2.3	is transmitted electronically shall be presumed, until the contrary is proven by the addressee, to have been received by the addressee on the first business day after the date of electronic transmission.

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12.3.3	Each Party shall be entitled from time to time by written notice to the other Party to vary its domicilium to any other physical address and/or vary its facsimile number, provided such notice shall only take effect thirty (30) days after receipt thereof by the other Party.

12.4	Assignment, Cession and Delegation

Neither of the Parties shall cede or assign its rights or delegate its obligations in terms of the Agreement, in whole or in part, to any Third Party without first obtaining the written consent of the other Party which shall not be unreasonably withheld. In case of Merge and Acquisition, the first party who is being merged and/or acquired shall ensure all the conditions within this agreement is compatible and will be implemented and integrated into its future merged and/or acquired business entity.

12.5	Severability

The Agreement constitutes one indivisible agreement, save that if any particular provision of the Agreement is illegal, invalid or unenforceable or contrary to public policy, but does not go to the root of the Agreement, it shall be severed from the Agreement and the remainder of the Agreement shall remain of full force and effect and binding on the Parties.

12.6	Binding Effect

12.6.1	The Agreement shall be binding and effective as from the Commencement Date, subject to the other provisions of the Agreement.

12.6.2	The Agreement does not bring about a partnership or any form of collective or separate incorporated / unincorporated entity between the Parties and is limited to its objectives.

12.7	Non-exclusivity

12.7.1	The Agreement does not create any exclusivity to any party.

12.8	Sole Agreement

12.8.1	The Agreement, read together with the Appendices hereto, constitutes the sole and entire record of the agreement between the Parties with regard to the subject matter thereof and supersedes and overrides and replaces all prior agreements and negotiations, terms, conditions, offers, promises, representations, quotations, agreements and understandings of the Parties with respect thereto, whether written or oral. Commencing with the Services will constitute unconditional acceptance by sbps of the provisions of the Agreement.

12.8.2	If any provision contained in the Agreement is rendered void, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

12.9	Variations

No variation of the Agreement or of this clause 12.9 (Variations) and no agreed cancellation of the Agreement shall be of any force or effect unless reduced to writing and signed by or on behalf of the authorized representatives of the Parties.

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SIGNED at Sydney Australia on this 28 February 2019

For and on behalf of VS

Signature: /s/ Craig Wood____________________________________

Name: Craig Wood_________________________________________

Designation: CEO & Director_________________________________

SIGNED at Stuttgart, Germany on this 8 August 2019

For and on behalf of schlaich bergermann partner, sbp sonne GmbH

Signature: /s/ Markus Balz_____________________________________

Name: Markus Balz__________________________________________

Designation: Managing Director________________________________

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Appendix A (Scope of Services and Technical details)

Stage 1

Agreement on Scope and Terms of Engagement

DCD document establishment by sbps, including tracking accuracy for drives

Preliminary drive specification at end of stage 1.

Load/Deflection Criteria, TMY, wind, go-to-stow definitions, etc.

Weather data from Charleville Airport (inc. 3 sec gusts at 10m, every minute) by VS

Preliminary design of foundation and Jemalong testing-VS

Collection of ideas for further investigation-sbps (VS support)

-	Manufacture processes

-	Drive system (rotary VS and linear actuator)

Establishment of costing model-sbps with input/review from VS

-	Costing of all Australian parts for manufacture–VS

-	Costing of all other parts-sbps

Overall design-sbps

Foundation

Design and Geomechanical Tests-VS (support sbps)

Foundations test specification-VS (support sbps)

Drive designs

2A drives-VS

2B drives-sbps

2C deep drawn concept for heliostat mirror frame

Basic investigations and test specs about glue characteristics, corrosion-VS (support sbps)

Controls

Controls hardware and control integration-VS (2B specification by sbps)

Aim Point strategy-VS

All others-sbps

Test plan for testing of heliostat in Stage 2-sbps

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Finalisation of scope and cost for Stage 2

Stage 2 Execution of test procedures-VS

Test evaluation-sbps

Manufacture of units-VS

Develop manufacturer relations and costing expertise-VS

QA and support-sbps

Wind speed and other data collection to sbps requirements for selected site-VS

Wind tunnel testing of prelim design-sbps

Operational testing of heliostats at Jemalong to test plan developed in Stage 1-VS

Analysis of operational testing results-both

Finalisation of scope and cost for Stage 3

Stage 3. Detailed and Commercial Design

Scope to be determined.

Finalisation of scope and cost for Stage 4

Stage 4. Preparation for Manufacture

Scope to be determined.

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Appendix B (Project time schedule and budget)

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[***]

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[***]

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[***]

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Appendix C (Remuneration)

1.	This Appendix specifies the remuneration and payment terms between VS and sbps pursuant to the terms agreed in Clause 8 (REMUNERATION AND PAYMENT) and specifies the rates for changes and payment terms between VS and sbps pursuant to the clause 5.5 SOW Changes.

1.1	Engineering Fees

1.1.1	Including the sbps offer of a 30% discount on its engineering fees, a limited budgetary plan is proposed at €680,880 in fees for all stages, including the relevant tasks listed in Schedule and Budget of Appendix B. A further budgetary allowance of €277,500 of costs external to sbp is also described in Appendix B.

The amount for Stage 1 (including allowances for Stage 0 and the kick off meeting in Stuttgart in Dec 2018) has been agreed at €295,355, which includes an external contract for the Extreme Wind analysis of €7,500.

Following Stage 1, sbps will make a joint update with VS concerning scope and budget for each following stage by the end of former stage, as defined in Appendix B.

Meanwhile, VS will pay sbps for their engineering effort based on actual working hours documented with sbps project management system of wiko in accordance to the hourly fee rate as attached below.

Hourly Rate 2O19/2O18
Hourly rates		(€/h)
Al	Scholar/Administrative personnel	[***]
A2	Junior Engineer	[***]
A3	Senior Engineer/Specialist Engineer	[***]
A4	Project Manager Senior Physicist	[***]
A5	Senior Project Manager/Senior Specialist	[***]
A6	Senior Manager	[***]

Hourly rates		Hourly Rates 2019/2018 (€/h)	Hourly Rates 2019 with [***]% discount (€/h)
Al	Scholar/Administrative personnel	[***]	[***]
A2	Junior Engineer	[***]	[***]
A3	Senior Engineer/Specialist Engineer	[***]	[***]
A4	Project Manager/Senior Physicist	[***]	[***]
A5	Senior Project Manager/Senior Specialist	[***]	[***]
A6	Senior Manager	[***]	[***]

1.1.2	In case of exceeding limited budget, sbps would inform VS in written form, prior one month earlier before the engineering task needed, concerning the extra needed engineering task and relevant required budget. Sbps will proceed further with extra engineering task after full consent is received from VS in written format while the payment procedure shall follow terms defined in the clause 1.1.1.

1.2	Payment Schedule and Invoicing Procedure

1.2.1	sbps shall submit invoices in respect of every payment monthly installment once it becomes due. All invoices will be sent by email and copied by post. For reference dates the email dates will be used.

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1.2.2	Service Provider shall submit invoices to VS at the following address:

Vast Solar Pty Ltd, [***]

Attention:            Christina Hall, Head of Finance

Copy to:               Craig Wood, CEO

1.2.3	Invoices shall set forth (a) the title and number of the contract under which compensation is payable, and (b) the amount EURO. Each invoice shall be accompanied by a copy of details to support sbps’ charges, such as hours worked, expense accounts (including appropriate support vouchers), third party’s invoices and specific details on all other reimbursable costs incurred.

1.3	An amount shall be treated as being payable when it is either

(i)	an undisputed amount under an invoice or

(ii)	is disputed but without valid reason, or

(iii)	is disputed by VS but settled in favour of sbps pursuant to the terms hereof. Such amounts shall be deemed payable within thirty (30) days of the receipt of the relevant invoice.

1.4	Within 15 business days of receipt of an invoice, VS shall notify sbps in the event any portion of an invoice requires clarification and whether/ or it disputes any portion of the invoice. In the event sbps receives no such notification, the invoices shall be deemed accepted by VS.

1.5	VS shall pay sbps each invoice within thirty (30) days of Company’s receipt of the invoice. However, VS may withhold any amount which it has reasonably disputed and notified to sbps within 15 business days after receipt of invoice.

1.6	All payments by VS under this Agreement shall be paid in EURO currency only by telegraphic transfer directly to the following bank account:

Landesbank Baden-Wuerttemberg

Owner (Inhaber): sbp sonne gmbh

IBAN: [***]

BIC Code: [***]

1.7	Late payments shall attract an interest of eight percent [8]% per annum from the due date until the date of payment.

1.8	It is noted here that all travel expenses are excluded and shall be invoiced later based on real cost occurred.

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Appendix D (Non-Disclosure Agreement)

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